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                                   EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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                                                                  Six Months Ended                Three Months Ended
                                                            ------------------------------------------------------------
                                                                     June 30,                           June 30,
                                                                1999           1998              1999              1998
                                                            ------------------------------------------------------------

INCOME
Net income                                                 $1,180,362       $1,407,336       $  565,751       $  661,719
Less: preferred stock dividend requirements                   900,450          900,997          450,225          450,225
-------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                         279,912          506,339          115,526          211,494

SHARES
Weighted average number of common shares outstanding           22,077           22,077           22,077           22,077

NET INCOME PER SHARE                                       $    12.68       $    22.94       $     5.23       $     9.58
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